Exhibit 11.8

SCHEDULE

to the

2002 ISDA Master Agreement

dated as of July 12, 2017

between

JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States of America (“Party A”)	and	SECOR Master Fund L.P., a limited partnership formed in the United States (“Party B”)

Part 1

Termination Provisions

In this Agreement:

(1)	“Specified Entity” shall mean:

(a) in relation to Party A: any Affiliate for purposes of Section 5(a)(v) other than J.P. Morgan Ventures Energy Corporation and shall not apply for purposes of any other provision; and

(b) in relation to Party B: not applicable.

(2)

“Specified Transaction” will have the meaning specified in Section 14 of this Agreement; provided that (x) the definition of “Specified Transaction shall be amended by inserting “, margin loan,” after “securities lending transaction,” in the tenth line thereof and (y) any agreement relating to the clearing of derivative transactions or futures contracts shall be a “Specified Transaction”.

(3)	The “Cross-Default” provisions of Section 5(a)(vi) will apply, and for such purpose:

(a)

“Specified Indebtedness” shall have the meaning set forth in Section 14; provided, however, that Specified Indebtedness shall exclude, in relation to Party A, any deposits received in the ordinary course of business; and

(b)

“Threshold Amount” means (i) in relation to Party A, an amount equal to 3% of its total shareholders’ equity, and (ii) in relation to Party B, an amount equal to 3% of its Net Asset Value (as defined in this Part 1).

(c)	The phrase “, or becoming capable at such time of being declared,” shall be deleted and the following language shall be added to the end thereof:

“provided, however, that notwithstanding the foregoing, the default referred to in subsection (2) hereof shall not constitute an Event of Default if (i) the default is a failure to pay caused solely by an error or omission of an administrative or operational nature; (ii) the party can demonstrate to the reasonable satisfaction of a third party that funds were available to such party to enable it to make the relevant payment when due; and (iii) such payment is made within one Local Business Day after such failure to pay;”

(4)	“Termination Currency” means United States Dollars.

(5)	The “Credit Event Upon Merger” provisions of Section 5(b)(v) will not apply.

(6)	The “Automatic Early Termination” provisions of Section 6(a) will not apply.

(7)

Additional Termination Events. Each of the following shall constitute an Additional Termination Event for purposes of Section 5(b)(vi) of this Agreement, in respect of which Party B will be the Affected Party and all Transactions will be Affected Transactions:

(a)

Investment Manager. Ceres Managed Futures LLC (“CMF”) or Secor Capital Advisors, LP (the “Investment Manager”) ceases to have authority over the trading and investment activities of Party B (including, without limitation, the authority to enter into Transactions, execute Confirmations, exercise all rights of Party B in respect of Transactions, and make payments under this Agreement on behalf of Party B) and if Party A reasonably determines that such action has had, or will have, a material adverse effect on the ability of Party B to perform its obligations under this Agreement; provided, that the termination of the authority of the Investment Manager shall not constitute an Additional Termination Event if (i) the Investment Manager is replaced with another investment manager (“Replacement Investment Manager”) selected by CMF in its reasonable discretion; provided, further, that (x) any such Replacement Investment Manager shall be selected by CMF with reasonable care and diligence and (y) Party A must consent to such Replacement Investment Manager, which consent shall not be unreasonably withheld by Party A or (ii) CMF itself is the sole Investment Manager with sole authority over the trading and investment activities of Party B. Any reference to “Investment Manager” herein, in the event the Investment Manager is replaced with a Replacement Investment Manager, shall be deemed to refer to any such Replacement Investment Manager.

(b) No Plan Assets. The assets of Party B constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(c)

Minimum Net Asset Value. (i) Party B’s, Net Asset Value (exclusive of shareholder redemptions, withdrawals, subscriptions, contributions and similar items (however described)) as of the last business day of any calendar month declines 20% or more from Party B’s Net Asset Value (exclusive of shareholder redemptions, withdrawals, subscriptions, contributions and similar items (however described)) as of the last business day of the immediately preceding calendar month; (ii) Party B’s Net Asset Value (exclusive of shareholder redemptions, withdrawals, subscriptions, contributions and similar items (however described)) as of the last business day of any calendar month declines 30% or more from Party B’s Net Asset Value (exclusive of shareholder redemptions, withdrawals, subscriptions, contributions and similar items (however described)) as of the last business day of the third calendar month immediately preceding such day; (iii) Party B’s Net Asset Value declines by 40% or more from Party B’s Net Asset Value as of the last business day of the same month in the immediately preceding calendar year; or (iv) if less than 12 months have elapsed from the date of this Agreement, Party B’s Net Asset Value declines by 40% or more from Party B’s highest Net Asset Value at any month end during such 12 month period.

As used in this Agreement, “Net Asset Value” means, as of the relevant date, the Total Assets of Party B minus the Total Liabilities of Party B (each valued at the market price therefor as of such date). “Total Assets” means, as of the relevant date, all assets of Party B which, in accordance with generally accepted accounting principles in the United

States of America would be generally classified as assets on the balance sheet of Party B as of such date, and “Total Liabilities” means, as of the relevant date, all liabilities of Party B which, in accordance with generally accepted accounting principles in the United States of America would generally be classified as liabilities on the balance of Party B as of such date.

(8)

Limitation on Right to Withhold Performance Under Section 2(a)(iii). Without otherwise limiting the rights of a Non-defaulting Party or Non-affected Party (“X”), in the event that X suspends payments or deliveries pursuant to Section 2(a)(iii)(1) of this Agreement following the occurrence of an Event of Default, Potential Event of Default or Additional Termination Event (an “Occurrence”), X agrees that its right to withhold such payments or deliveries with respect to such Occurrence shall be limited to a period which is 45 calendar days after the first date of such suspension of payments or deliveries by X. .

(9)

Additional Condition Precedent. For the purposes of Section 2(a)(iii) of the Agreement, it shall be an additional condition precedent that no Additional Termination Event with respect to the other party shall have occurred and be continuing.

Part 2

Tax Representations

(1)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement or amounts payable hereunder that may be considered to be interest for United States federal income tax purposes) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(2)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B each hereby make the following representations:

(i)	Party A represents that it is a U.S. person for U.S. federal income tax purposes.

(ii)	Party B represents that it is a U.S. person for U.S. federal income tax purposes and its U.S. tax identification number is 46-3247767.

(3)

“Tax” as used in Part 2 of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any legislation, or fiscal or regulatory rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(4)

Party A and Party B agree that the amendments set out in the Attachment (the “Attachment”) to, and the provisions in Section 3(g) of, the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. (“ISDA”) on November 2, 2015 and available on the ISDA website (www.isda.org) (the “Protocol”) are incorporated into and shall apply to this Agreement as if set forth herein. For this purpose, capitalized terms used but not defined in the Attachment shall have the meanings given to them in the Protocol, except that references to “each Covered Master Agreement” in the Attachment will be deemed to be references to this Agreement and the “Implementation Date” referred to in the Attachment will be deemed to be the date of this Agreement.

Part 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(1)	Documents to be delivered are:

(a)

Each of Party A and Party B will, upon execution of this Agreement, deliver to the other party copies of all corporate or partnership, as the case may be, authorizations and any other documents with respect to the execution, delivery and performance of this Agreement and each Credit Support Document on its behalf.

(b)

Each of Party A and Party B will, upon execution of this Agreement and thereafter upon request of the other party, deliver to the other party a certificate of authority and specimen signatures of individuals executing this Agreement, any Confirmations and each Credit Support Document.

(c)	Each of Party A and Party B will, upon execution of this Agreement, deliver to the other party a duly executed original of the Credit Support Document specified in Part 4.

(d)

Party B will, upon execution of this Agreement, deliver to Party A a copy of its certificate of incorporation or registration, as applicable, limited partnership agreement or articles and memorandum of association, as applicable, prospectus or offering memorandum (and any relevant supplements thereto) from the applicable feeder fund, if produced, investment management agreement, and will thereafter promptly deliver copies of any amendments, supplements, or successors to any of the foregoing.

(e)	Party B will deliver to Party A:

(i)

as soon as available and in any event within 120 days after the end of each fiscal year of Party B, the annual audited financial statements of Party B prepared in accordance with generally accepted accounting principles in the United States of America, together with an audit report thereon issued by independent certified public accountants certified in the United States of America and of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit);

(ii)

within 20 days after the end of each calendar month, a monthly statement setting forth Party B’s total net assets and percentage change in total net assets (exclusive of shareholder subscriptions and redemptions); and

(iii)

promptly upon request, such additional information regarding the financial position or business of Party B as Party A may reasonably request, which information concerning Party B shall pertain to (a) leverage data; (b) generic portfolio composition, and (c) portfolio liquidity.

(f)	Party B will deliver to Party A:

a valid and complete U.S. Internal Revenue Service Form W-9, Form W-8EXP, Form W-8BEN, Form W-8BEN-E and/or Form W-8ECI or applicable successor form (or, where Party B is not the beneficial owner for U.S. federal income tax purposes, from each beneficial owner of Party B together with a valid and complete Form W-8IMY (or applicable successor form), with the allocation statement required to be delivered in connection therewith, from Party B, as relevant.), (I) prior to execution of this Agreement; (II) promptly upon reasonable demand by the other party; and (III) promptly upon learning that any form or other document previously provided by Party B has become obsolete or incorrect.

(g)	Party A shall deliver to Party B:

(i)

After the end of each of its fiscal years, as soon as practicable after becoming publicly available and requested by Party B if such financial statement is not available on “EDGAR” or the party’s home page on the World Wide Web, the annual report of JPMorgan Chase & Co. containing audited consolidated financial statements prepared in accordance with accounting principles that are generally accepted in such party’s country of organization and certified by independent certified public accountants for each fiscal year;

(ii)

After the end of each of its first three fiscal quarters as soon as practicable after becoming publicly available and requested by Party B if such financial statement is not available on “EDGAR” or the party’s home page on the World Wide Web, the unaudited consolidated financial statements of JPMorgan Chase & Co. and the consolidated balance sheet and related statements of income of JPMorgan Chase & Co. for each fiscal quarter prepared in accordance with accounting principles that are generally accepted in JPMorgan Chase & Co.’s country of organization.

The documents provided by a party pursuant to Part 3 (1)(a), (b), (d), (e), (f) and (g) shall be subject to the representation set forth in Section 3(d) of the Agreement.

Part 4

Miscellaneous

(1)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

(a)

In connection with Section 12(a), all notices to Party A shall, with respect to any particular Transaction, be sent to the address or facsimile number specified in the relevant Confirmation and any notice for purposes of Sections 5 or 6 shall be sent to the address specified below:

JPMorgan Chase Bank, N.A.

Attention: Legal Department - Derivatives Practice Group

270 Park Avenue

New York, New York 10017-2070

Facsimile No.: (646) 534-6393

Net Asset Value statements shall be sent by facsimile or e-mail directly to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, New York 10179

Attention:

Managing Director, Credit Portfolio Risk Management – Hedge Funds

Facsimile: 212-270-5222

e-mail: jpm_nav_data@jpmorgan.com

(b)

In connection with Section 12(a), all notices to Party B (and the Investment Manager on behalf of Party B) for purposes of Sections 5 and 6, and all Confirmations with respect to each Transaction, shall be sent to the following:

SECOR Master Fund L.P.

c/o Ceres Managed Futures LLC

522 Fifth Avenue

New York, New York 10036

Attention: Patrick Egan

Email: Patrick.egan@morganstanley.com

(2)	Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(3)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(4)	Multibranch Party. For the purpose of Section 10 of this Agreement:

Party A is a Multibranch Party and may act through any Office specified in a Confirmation.

Party B is not a Multibranch Party.

(5)	Credit Support Document.

The ISDA Credit Support Annex (New York Law, Security Interest Form) and supplementary “Paragraph 13 – Elections & Variables” executed by the parties shall constitute a “Credit Support Document” in relation to each party, respectively, for all purposes of this Agreement.

(6)	Credit Support Provider.

Credit Support Provider means, in relation to Party A: Not applicable.

Credit Support Provider means, in relation to Party B: Not applicable.

(7)	Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

Section 13(b) is amended by (i) deleting the word “non-exclusive” in subsection (i)(2) thereof and replacing it with the word “exclusive” and (ii) deleting subsection (iii) thereof in its entirety.

(8)	Netting of Payments. “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions starting from the date of this Agreement.

(9)	“Affiliate” will have the meaning specified in Section 14 of this Agreement; provided, however, that with respect to Party B, Affiliate shall exclude SECOR Capital Advisors, LP.

(10)	Absence of Litigation. For the purpose of Section 3(c) of this Agreement:

“Specified Entity” means, in relation to Party A: none.

“Specified Entity” means, in relation to Party B:none.

(11)	No Agency. The provisions of Section 3(g) of this Agreement will apply to this Agreement.

(12)	Additional Representation will apply, and for the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:

“(h) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii) Assessment and Understanding. It is capable of assessing the merits of and evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(iii) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv) Other Transactions. It understands and acknowledges that the other party may, either in connection with entering into a Transaction or from time to time thereafter, engage in open market transactions that are designed to hedge or reduce the risks incurred by it in connection with such Transaction and that the effect of such open market transactions may be to affect or reduce the value of such Transaction.

(v) Eligible Contract Participant. It is an ‘eligible contract participant’, as defined in Section 1a(18) of the Commodity Exchange Act, as amended.”

(13)	Party B Additional Representations. Party B represents to Party A at all times until the termination of this Agreement that:

(i)

Authorization of Investment Manager. The Investment Manager is duly authorized to conduct the trading and investment activities of Party B (including, without limitation, the authority to enter into Transactions, execute Confirmations, exercise all rights of Party B in respect of Transactions, and make payments under this Agreement on behalf of Party B).

(ii)

Generally Accepted Accounting Principles. The financial information delivered by it pursuant to Part 3(1)(e) of this Schedule, including the related schedules and notes thereto, has been prepared in accordance with accounting principles that are generally accepted in the United States of America, applied consistently throughout the periods involved (except as disclosed therein).

(iii)

No Material Contingent Obligation(s). Neither Party B nor any of its subsidiaries has any material contingent obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the financial statements delivered to Party A pursuant to this Schedule or in the notes thereto.

Each of the foregoing representations shall constitute an “Additional Representation” for purposes of Section 3 of the Agreement.

(14)

Telephonic Recording. Each party (i) consents to the recording of the telephone conversations of trading, marketing and other relevant personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Part 5

Other Provisions

(1)

Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this provision.

(2)

ISDA Definitions. Reference is hereby made to the 2006 ISDA Definitions (the “2006 Definitions”) and the 1998 FX and Currency Option Definitions (the “FX Definitions”) (collectively the “ISDA Definitions”) each as published by the International Swaps and Derivatives Association, Inc., which are hereby incorporated by reference herein. Any term used and not otherwise defined herein which are contained in the ISDA Definitions shall have the meaning set forth therein.

(3)

Scope of Agreement. Notwithstanding anything contained in this Agreement to the contrary, any transaction (other than a repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, margin loan, forward purchase or sale of a security, or any transaction that is a futures, option or similar exchange-traded transaction) which may otherwise constitute a “Specified Transaction” (without regard to the phrase “which is not a Transaction under this Agreement but” in the definition of “Specified Transaction”) for purposes of this Agreement which has been or will be entered into between the parties shall constitute a “Transaction” which is subject to, governed by, and construed in accordance with the terms of this Agreement, unless any Confirmation with respect to a Transaction entered into after the execution of this Agreement expressly provides otherwise.

(4)

Inconsistency. In the event of any inconsistency between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) this Schedule and or Paragraph 13 of an ISDA Credit Support Annex (as applicable); (iii) the ISDA Definitions; and (iv) the printed form of ISDA Master Agreement and ISDA Credit Support Annex (as applicable). In the event of any inconsistency between provisions contained in the 2006 Definitions and the FX Definitions, the FX Definitions shall prevail.

(5)	Financial Statements. Section 3(d) is hereby amended by adding the following in the third line thereof after the word “respect” and before the period:

“or, in the case of financial statements, a fair presentation in all material respects, of the financial condition of the relevant party”.

(6)	Calculation Agent.

(i)

Subject to the provisions of this Part 5(6) and except as otherwise provided in the applicable Confirmation or Master Confirmation, the Calculation Agent will be Party A; provided, however, that if an Event of Default occurs and is continuing in respect of Party A, the Calculation Agent will be Party B or an Independent Dealer (as defined below) reasonably selected by Party B.

(ii)

The procedure set forth in this subpart (ii) is applicable to all Transactions except Credit Derivative Transactions (as defined in the 2003 ISDA Credit Derivatives Definitions) (or any successor ISDA publication to such definitions) and Non-Disputable Equity Derivatives Transactions). Unless otherwise agreed in a global master confirmation agreement between the parties, a “Non-Disputable Equity Derivatives Transaction” means any Transaction in respect of which (y) the relevant Confirmation incorporates the 2002 ISDA Equity Derivatives Definitions (or any successor ISDA publication to such definitions) and (z) one or more of the Exchanges is located (A) in any of Bahrain, Czech Republic, Egypt, Greece, Hungary, Iceland, Jordan, Kuwait, Morocco, Oman, Poland, Qatar, Russia, Saudi Arabia, South Africa, Turkey or the United Arab Emirates, (B) anywhere in Asia other than Japan, Australia, Hong Kong, New Zealand or Singapore or (C) anywhere in Latin America other than Brazil.

A party (the “Objecting Party”) has the right to dispute in good faith and on commercially reasonable grounds a particular Determination made by the Calculation Agent, provided that the Objecting Party notifies the other party and the Calculation Agent (if the other party is not the Calculation Agent) of such dispute promptly (but in no event later than one Reference Day) after the Calculation Agent has provided the Objecting Party and the other party (if the other party is not the Calculation Agent) with notice of such Determination. In any such instance, the parties shall, within three Reference Days after such notice, jointly select three Independent Dealers (or, if the parties cannot jointly agree on three, each party shall select an Independent Dealer, which two Independent Dealers shall jointly select a third Independent Dealer). Each such Independent Dealer shall be requested by the Calculation Agent to make a Determination as to the disputed matter within three Reference Days after its appointment.

In the event that two or three Independent Dealers provide a Determination as to the disputed matter within three Reference Days after their respective appointments:

(y)

if those Determinations are susceptible to the calculation of an arithmetic mean, the arithmetic mean of such Determinations shall be binding on the parties for the disputed matter, absent manifest error; or

(z)

if those Determinations are not susceptible to the calculation of an arithmetic mean (e.g., Determinations as to whether or not an event has occurred or terms of a Transaction are to be adjusted), then (A) if a majority of the responding Independent Dealers provided the same Determination, such Determination shall be binding on the parties for the disputed matter, absent manifest error, or (B) if a majority of the Independent Dealers did not provide the same Determination, the responding Independent Dealers will jointly appoint a fourth Independent Dealer (the “Resolver”). The Resolver will select, within two Reference Days after its appointment, from the Determinations originally provided by the responding Independent Dealers, with the selected Determination being binding on the parties for the disputed matter, absent manifest error.

The costs of any Independent Dealers or Resolver shall be borne by (x) the Objecting Party if the Determination made pursuant to this subpart (ii) substantially comports with the relevant Determination made by the Calculation Agent or if the relevant Determination made by the Calculation Agent otherwise applies, (y) Party B if Party B disputes a Determination made by a Calculation Agent selected by Party B, or (z) Party A, if Party A is the Calculation Agent and the Determination made pursuant to this subpart (ii) does not substantially comport with the relevant Determination made by the Calculation Agent.

The following terms used in this Part 5(6) have the following meanings:

“Determination” means any determination, calculation, or adjustment, as the case may be.

“Independent Dealer” means a leading dealer in the relevant market that is not an Affiliate of either of the parties or any other appointed Independent Dealer.

“Reference Day” means, in respect of any Transaction, a Business Day as defined as set forth in the Confirmation evidencing such Transaction or, absent such definition, a day that is a Banking Day (as defined in the 2006 ISDA Definitions) in New York and in the location of the office of Party A where such Transaction is booked.

(iii)

A party’s right to dispute a Determination under subpart (ii) immediately above shall (1) cease to be applicable at any time that a Potential Event of Default or Event of Default in respect of such party or an Additional Termination Event in respect of which such party is the sole Affected Party has occurred and is continuing, (2) be inapplicable in respect of any Transaction for which the relevant Confirmation or Master Confirmation sets forth procedures for disputing a Determination by the Calculation Agent, and (3) be inapplicable to any Determination made pursuant to the terms of any Protocol sponsored by ISDA to which the parties adhere. Notwithstanding a party’s exercise of its right to dispute a Determination under subpart (ii) immediately above, any undisputed amounts or deliveries in respect of any Transaction shall be made by the relevant party as if no dispute existed.

Part 6

Foreign Exchange & Currency Option Transactions

(1)	Section 2.2(a) of the FX Definitions is hereby amended by substituting the following therefor in its entirety:

(a) Deliverable FX Transaction.

(i) Unless the parties expressly agree in a Confirmation of a Deliverable FX Transaction that this subsection (i) shall be inapplicable to such Deliverable FX Transaction, the obligation of Party A to make a payment in respect of any Deliverable FX Transaction on a Settlement Date is subject to the condition precedent that Party B shall have first satisfied its obligation to make each payment under such Deliverable FX Transaction, subject to any applicable condition precedent and any applicable provisions of Article 5.

(ii) If the parties expressly agree in a Confirmation of a Deliverable FX Transaction that subsection (i) immediately above shall be inapplicable to such Deliverable FX Transaction, each party will pay, on the Settlement Date in respect of such Deliverable FX Transaction, the amount specified as payable by it in the related Confirmation, subject to any applicable condition precedent and any applicable provisions of Article 5.

(2)	Section 3.4 of the FX Definitions is amended by adding the following:

(c) Discharge and Termination. Unless otherwise agreed, any Call or any Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call or a Put, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Currency Option Transactions; provided that such termination and discharge may only occur in respect of Currency Option Transactions:

(i) each being with respect to the same Put Currency and the same Call Currency;

(ii) each having the same Expiration Date and Expiration Time;

(iii) each being of the same style, i.e. either both being American style Currency Option Transactions or both being European style Currency Option Transactions;

(iv) each having the same Strike Price and other material terms;

(v) neither of which shall have been exercised by delivery of a Notice of Exercise; and

(vi) each having been transacted by the same pair of Offices of the Buyer and Seller.

and, upon the occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Option Transactions or, as the case may be, parts thereof so terminated and discharged. In the case of a partial termination and discharge (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction which is partially discharged and terminated shall continue to be a Currency Option Transaction for all purposes of this Agreement, including this Section 3.4(c).

(3)	Section 3.7(a) of the FX Definitions is hereby amended by substituting the following therefor in its entirety:

(a)

Deliverable Currency Option Transaction. In respect of an Exercise Date under a Deliverable Currency Option Transaction, on the Settlement Date, except as otherwise set forth in this Section 3.7(a), Buyer will pay to Seller the Put Currency Amount and Seller will pay to Buyer the Call Currency Amount, subject to the provisions of Section 3.6(c), any other applicable condition precedent and any applicable provisions of Article 5. Unless the parties expressly agree in a Confirmation of a Deliverable Currency Option Transaction that this sentence shall be inapplicable to such Deliverable Currency Option Transaction, Party A may, by notice to Party B before the Settlement Date of any Deliverable Currency Option Transaction, require that each party pay the USD Equivalent of the amount payable by under such Deliverable Currency Option Transaction. “USD Equivalent” means (i) if the relevant currency is U.S. dollars, the amount of U.S. dollars and (ii) if the relevant currency is not U.S. dollars, the equivalent in U.S. dollars of the amount of such currency as determined by Party A in a commercially reasonable manner based on market rates available to Party A at such time in the New York foreign exchange market (or, at the option of Party A, in the foreign exchange market of any other financial center which is then open for business).

(4)	Confirmations.

(a) Notwithstanding anything to the contrary in this Agreement, Party A and Party B hereby agree that Deliverable FX Transactions, Non-Deliverable FX Transactions (“NDF Transactions”) that are subject to the Master Confirmation for Non-Deliverable Forward FX Transactions between the parties, European style Deliverable Currency Option Transactions without any special features, Non-Deliverable Currency Option Transactions (“NDO Transactions”) that are subject to the Master Confirmation for Non-Deliverable Currency Option FX Transactions (European Style) between the parties, Bullion Trades, and European Style Bullion Options without any special features (collectively, “Relevant Transactions”), may be confirmed electronically as set forth below through the use of an internet website provided by Party A (a “JPM Website”), a file transfer over an internet server provided by Party A (a “JPM Internet Server”), or an electronic trading system (an “ET System”) provided by Party A or a third party approved by Party A by notice to Party B (an “Approved Provider”). Party A will provide a user ID and/or password to Party B to enable Party B to access a JPM Website, a JPM Internet Server, or an ET System provided by Party A. Access to an ET System provided by an Approved Provider will be subject to such rules and/or agreement as required by the Approved Provider. Party A and Party B hereby agree that Party B may:

(i) input (each such input, a “Transaction Message”) onto a JPM Website the material economic terms of one or more Relevant Transactions that (x) Party B has entered into directly with Party A or (y) Party B has entered into with an executing dealer (as identified in accordance with subsection (c) immediately below) pursuant to a Foreign Exchange and Bullion Authorization Agreement (the “Authorization Agreement”) dated as of July 12, 2017 among Party A, SECOR Capital Advisors LP, and Party B under, and subject to the terms and onditions of, which Party B has been authorized to enter into such a transaction on behalf of Party A; or

(ii) send to Party A a file (each such file, an “Electronic File”) by means of transfer over a JPM Internet Server, setting forth the material economic terms of one or more Relevant Transactions that (x) Party B has entered into directly with Party A or (y) Party B has entered into with an executing dealer (as identified in accordance with subsection (c) immediately below) on behalf of Party A pursuant to the Authorization Agreement; or

(iii) enter into a Relevant Transaction through an ET System which ET System will provide an electronic message to Party A setting forth the details of the Relevant Transaction (an “ET System Message”) and will indicate whether such Relevant Transaction has been entered into by (x) Party B directly with Party A or (y) Party B with an executing dealer on behalf of Party A pursuant to the Authorization Agreement.

(b) Party A and Party B hereby agree that any Transaction Message, Electronic File, or ET System Message will have the same force, effect, and validity as a paper copy of a Confirmation that has been manually signed by an authorized officer on behalf of Party B of (1) in the case of (a)(i)(x), (a)(ii)(x), or (a)(iii)(x) immediately above, the Transaction between Party A and Party B and (2) in the case of (a)(i)(y), (a)(ii)(y), or (a)(iii)(y) immediately above, the Offsetting Transaction (as defined in the Authorization Agreement) corresponding to the relevant Transaction entered into with the relevant executing dealer. Party B will be bound by and responsible for all messages entered or transmitted under the user ID or password or by an ET System.

(c) Party B agrees that any Transaction Message or Electronic File provided to Party A pursuant to subsection (a) immediately above:

(i) in respect of a Deliverable FX Transaction will contain the following information: Trade Date, the other party to the FX Transaction (if an entity other than Party A is listed, the FX Transaction will be deemed to have been entered into by the Party B on behalf of Party A pursuant to the Authorization Agreement), the amount and currency payable by the Party B, the amount and currency payable by Party A and/or the exchange rate, and the Settlement Date;

(ii) in respect of a NDF Transaction will contain the following information: Trade Date, the other party to the NDF Transaction (if an entity other than Party A is listed, the NDF Transaction will be deemed to have been entered into by the Party B on behalf of Party A pursuant to the Authorization Agreement), Reference Currency, whether the Reference Currency for the NDF Transaction is being bought or sold from Party B’s perspective, the Reference Currency Notional Amount, the Notional Amount, the Forward Rate, Settlement, Settlement Date, Valuation Date and Settlement Currency.

(iii) in respect of a European style Deliverable Currency Option Transaction will contain the following information: Trade Date, whether the Currency Option Transaction is being bought or sold from Party B’s perspective, the other party to the Currency Option Transaction (if an entity other than Party A is listed, the Currency Option Transaction will be deemed to have been entered into by the Party B on behalf of Party A pursuant to the Authorization Agreement), Call Currency and Call Currency Amount, Put Currency and Put Currency Amount, Option Type, the Settlement Date, the Strike Price, the Expiration Date, the Expiration Time, the city in which expiration occurs, Premium, and the Premium Payment Date.

(iv) in respect of a NDO Transaction will contain the following information: Trade Date, whether the NDO Transaction is being bought or sold from Party B’s perspective, the other party to the NDO Transaction (if an entity other than Party A is listed, the NDO Transaction will be deemed to have been entered into by the Party B on behalf of Party A pursuant to the Authorization Agreement), Call Currency and Call Currency Amount, Put Currency and Put Currency Amount, Currency Option Type, Reference Currency, Settlement Currency, Strike Price, Settlement Date, Settlement, Valuation Date, Premium, and the Premium Payment Date.

(v) in respect of a Bullion Trade will contain the following information: Trade Date, the other party to the Bullion Trade (if an entity other than Party A is listed, the Bullion Trade will be deemed to have been entered into by the Party B on behalf of Party A pursuant to the Authorization Agreement), whether the Bullion involved in the Bullion Trade is being bought or sold from Party B’s perspective, the Number of Ounces being bought or sold by Party B pursuant to the Bullion Trade, the type of Bullion involved in the Bullion Trade, the Transaction Currency, the Bullion Transaction Settlement Date, and the Contract Price.

(vi) in respect of a European Style Bullion Option will contain the following information: Trade Date, the other party to the Bullion Option (if an entity other than Party A is listed, the Bullion Option will be deemed to have been entered into by the Party B on behalf of Party A pursuant to the Authorization Agreement), whether the European Style Bullion Option is being bought or sold from Party B’s perspective, the Number of Ounces being bought or sold by Party B pursuant to the Bullion Option, the type of Bullion involved in the Bullion Option, the Transaction Currency, the Settlement Date, the Bullion Strike Price, the strike price quote, the Bullion Expiration Date, the Bullion Expiration Time, the city in which expiration occurs, Bullion Premium, type of Bullion in which Bullion Premium is quoted, the Bullion Premium Payment Date, and the Bullion Option Type.

(d) With respect to all Bullion Trades and Bullion Options confirmed pursuant to this provision, (i) Settlement by Delivery, (ii) Bullion Business Days, (iii) a Delivery Location of London for Bullion Trades and Bullion Options, will be deemed to apply.

Part 7

Master Close-out and Set-off

(1)	Definitions. For the purposes of this Part 7, the following terms have the following definitions:

“JPM Affiliate” means each of Party A and any of its Affiliates that executes this Agreement.

“JPM Affiliate Agreement” means any Specified Agreement to which Party B and any JPM Affiliate are parties.

“Specified Agreement” means (i) an agreement governing any Specified Transaction, (ii) any agreement in respect of credit support for obligations under any Specified Transaction or under an agreement governing any Specified Transaction, (iii) any futures agreement or clearing agreement or other similar agreement and (iv) any Institutional Account Agreement with J.P. Morgan Securities LLC or J.P. Morgan Securities plc.

For the purposes of the definition of “Specified Agreement”, the term “Specified Transaction” has the meaning set forth in Section 14 but excluding the following words in subpart (a) of the definition of “Specified Transaction”: “between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but”.

(2)

Master Close-out. Without limiting any provision in any JPM Affiliate Agreement, each JPM Affiliate and Party B agree that the occurrence of any event of default, default, termination event, or similar condition or event (however described) in respect of Party B or a JPM Affiliate (the entity in respect of which such occurrence takes place being the “Master Close-out Defaulting Party”) under a JPM Affiliate Agreement on the basis of which the other party to such JPM Affiliate Agreement has the contractual right to terminate, close-out or liquidate all transactions governed by such JPM Affiliate Agreement or which causes the automatic termination of all such transactions shall entitle the Master Close-out Non-Defaulting Party (as defined below) to terminate all transactions governed by any other JPM Affiliate Agreement (each, an “Other JPM Affiliate Agreement”). “Master Close-out Non-Defaulting Party” means (i) Party B if the Master Close-out Defaulting Party is a JPM Affiliate or (ii) the JPM Affiliate that is the party to such Other JPM Affiliate Agreement if the Master Close-out Defaulting Party is Party B. The amount payable in respect of the termination of transactions governed by any such Other JPM Affiliate Agreement shall be determined in accordance with any applicable provisions thereof and, if there are no such applicable provisions, in the same manner as set forth in Section 6 of this Agreement as if the transactions governed by such other JPM Affiliate Agreement were Transactions governed by this Agreement.

(3)

Authorization to Transfer Funds. Notwithstanding anything to the contrary in this Agreement or any other agreement, upon the occurrence and during the continuation of any event of default, default, termination event, or similar condition or event (however described) in respect of Party B under any JPM Affiliate Agreement, Party B authorizes each JPM Affiliate, in its sole discretion and without prior notice to Party B, to transfer or cause to be transferred any funds, securities and/or other property to, between, or among any accounts maintained by Party B with or among any JPM Affiliates.

(4)

Assignment. Notwithstanding any provision to the contrary in any JPM Affiliate Agreement, upon the occurrence and during the continuation of any event of default, default, termination event, or similar condition or event (however described) in respect of Party B under any JPM

Affiliate Agreement, Party B hereby consents and agrees that the rights and obligations of any JPM Affiliate in respect of any JPM Affiliate Agreement may be assigned to any other JPM Affiliate without the prior written consent of Party B.

(5)

Additional JPM Set Off Rights. Any amount payable by a JPM Affiliate to Party B in respect of the termination of all transactions governed by a JPM Affiliate Agreement as the result of the occurrence of any event of default, default, termination event, or similar condition or event (however described) in respect of Party B may, at the option of such JPM Affiliate (and without prior notice to Party B), be reduced by its set-off against any Other Agreement Amount (as hereinafter defined). As used herein, “Other Agreement Amount” shall mean any payment obligation of any description whatsoever (whether arising at such time or in the future or upon the occurrence of a contingency) by Party B to any JPM Affiliate (irrespective of the currency, place of payment or booking office of the obligation or whether the relevant party is legally or beneficially the holder of the obligation) arising under any agreement between Party B and any JPM Affiliate or any instrument or undertaking issued or executed or guaranteed by Party B to, or in favor of, any JPM Affiliate or any bond, note, or other debt instrument issued or guaranteed by Party B and owned or held beneficially by any JPM Affiliate as a result of the purchase thereof by or on behalf of any JPM Affiliate, whether directly from the issuer or in the secondary market; and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off. The JPM Affiliate effecting any set-off pursuant to this section will give notice to Party B of any such set-off.

For this purpose, the Other Agreement Amount (or the relevant portion of such amounts) may be converted by the JPM Affiliate effecting the set-off into the currency in which the obligation of such JPM Affiliate is denominated at the rate of exchange at which such JPM Affiliate would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If an obligation is unascertained, a JPM Affiliate may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest. This section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any entity is at any time otherwise entitled (whether by operation of law, contract or otherwise).

SECOR MASTER FUND L.P.		JPMORGAN CHASE BANK, N.A.

By:	Ceres Managed Futures LLC

By:	/s/ Patrick T. Egan	By:	/s/ Leila Safai
Name:	Patrick T. Egan	Name:	Leila Safai
Title:	President & Director Ceres Managed Futures LLC	Title:	Vice President JPMorgan Chase Bank, N.A.
JPMORGAN CHASE BANK, N.A. As Attorney-in-Fact on behalf of: J.P. MORGAN SECURITIES LLC J.P. MORGAN SECURITIES plc J.P. MORGAN MARKETS AUSTRALIA PTY LTD. With respect to Part 7 of the Schedule

		By:	/s/ Leila Safai
		Title:	Authorized Signatory